Exhibit 99.1

[THE HAIN CELESTIAL GROUP, INC, LOGO OMITTED]

Contact:

Mary Anthes

The Hain Celestial Group, Inc.

631-730-2200

HAIN CELESTIAL ANNOUNCES

PLANNED RETIREMENT OF IRA J. LAMEL, CHIEF FINANCIAL OFFICER

Melville, NY, September 5, 2012—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today announced the planned retirement of Ira J. Lamel, Executive Vice President and Chief Financial Officer. It is expected that Ira Lamel, who is 65 years old, will remain with the Company until a successor is named and to ensure an orderly transition. The Company has begun a global search for a replacement.

Ira Lamel has had a distinguished career in accounting, having spent 28 years at Ernst & Young LLP, where he retired as an audit partner in 2001 prior to joining Hain Celestial as its Chief Financial Officer. When Ira Lamel joined the Company in 2001, its sales were $346 million with only a minor international presence. Today the Company’s forecasted net sales for fiscal year 2013 is expected to be over $1.6 billion, and the Company has strong operations in the United States, the United Kingdom and the rest of the world including Canada and Europe.

Irwin D. Simon, Founder, President and Chief Executive Officer, commented “Working with Ira has been an absolute pleasure. Ira has been a key member of our management team and a valuable advisor. Ira’s tireless contributions and commitment have been instrumental to the growth of the Company. His accomplishments include building a first-rate finance team, working on numerous worldwide acquisitions, facilitating our bank financings and our dealings with the Wall Street investor community including analysts and investors—all actions that have positioned the Company for sustainable long-term growth. Ira has been a strong ally for the Company, for me, and the rest of the management team. We are all happy for Ira and his family and wish them well,” concluded Irwin Simon.

The Hain Celestial Group, Inc.

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe’s Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Linda McCartney®, Lima®, Danival®, GG UniqueFiber®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene® and Earth’s Best TenderCare®. Hain Celestial has been providing A Healthy Way of Life™ since 1993. For more information, visit www.hain-celestial.com.